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                                                                 EXHIBIT (A)(10)


FOR IMMEDIATE RELEASE

Contact:      For Borden Chemical, Inc.
              Peter F. Loscocco
              Telephone: (614) 225-4127



              BORDEN CHEMICAL, INC. ANNOUNCES EARLY TERMINATION OF THE
                          HSR WAITING PERIOD RELATING TO ITS
              TENDER OFFER FOR COMMON STOCK OF MELAMINE CHEMICALS, INC.


         COLUMBUS, OHIO (October 30, 1997) -- Borden Chemical, Inc. announced today that it has received early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 for the filings made in connection with the acquisition of Melamine Chemicals, Inc. (NASDAQ:MTWO).

         As of the close of business on October 29, 1997, approximately 49,685 shares of common stock of Melamine Chemicals had been validly tendered and not withdrawn in connection with the tender offer.

         The tender offer and withdrawal rights will expire at 12 Midnight, New York City time, on Thursday, November 13, 1997, unless the tender offer is extended.

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